AMENDMENT TO AMENDED AND RESTATED CUSTODIAN AGREEMENT

THIS AMENDMENT is made as of February 5, 2026, by and between STATE STREET INSTITUTIONAL INVESTMENT TRUST, a Massachusetts business trust (the “Fund”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

RECITALS

A. The Fund and the Custodian are parties to that certain Amended and Restated Custodian Agreement dated as of February 14, 2001, as amended, (the “Agreement”) pursuant to which the Custodian was appointed custodian of the Fund’s assets;

B. The Fund and the Custodian wish to amend the terms of the Agreement as set forth herein;

and

C. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby jointly and severally acknowledged, the parties hereto agree as follows:

Amendment to Agreement. The Agreement is hereby amended as follows:

1.	Section 2A (Provision of ETF Services). Section 2 of the Agreement is amended to add a new Section 2A as set forth below:

“SECTION 2A. PROVISION OF ETF SERVICES

1) Each Portfolio identified on Exhibit B as an “ETF Portfolio” is an exchange-traded fund that will issue and redeem shares only in aggregations of a specified number of shares, each called a “Creation Unit,” generally in exchange for either a basket of securities and/or instruments, a specified amount of cash, or a combination of securities and cash, as more fully described in the Portfolio’s currently effective prospectus and statement of additional information (collectively, the “Prospectus”). Capitalized terms used in this Section 2A without definition shall have the meanings given to them in the Prospectus. For the avoidance of doubt, this Section 2A will only apply with respect to the Portfolios identified as ETF Portfolios on Exhibit B hereto.

2) DETERMINATION OF FUND DEPOSIT, ETC. Subject to and in accordance with the directions of the Investment Manager, the Custodian shall determine for each Portfolio after the end of each trading day on the New York Stock Exchange(the “Exchange”), in accordance with policies and the procedures adopted by the Board and in accordance with the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the basket of securities deposited by the creation unit holder (“Deposit Securities”) and the Portfolio Securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Units on such date. The Custodian shall provide or cause to be provided this information to the Portfolio’s distributor and other persons as instructed according to Board policies and shall disseminate such information on each day that the Exchange is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the Exchange.

3) ALLOCATION OF DEPOSIT SECURITY SHORTFALLS. Each Portfolio acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the ETF Portfolios of the Fund (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant

Information Classification: Limited Access

to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

4) CREATION AND REDEMPTION OF CREATION UNITS.

4.1 CREATION. The Custodian shall receive and deposit into the Portfolio’s account such payments as are received for Portfolio shares issued or sold in Creation Units. The Custodian will provide timely notification to the Portfolio and the Transfer Agent of any receipt of such payments by the Custodian.

4.2 REDEMPTION. Upon receipt of instructions from the Portfolio’s Transfer Agent, the Custodian shall set aside funds and securities of the Portfolio to the extent available for payment to, or in accordance with the instructions of, Authorized Participants who have delivered to the Transfer Agent a request for redemption of their shares, in Creation Units, which shall have been accepted by the Transfer Agent, the applicable Portfolio Securities (or such securities in lieu thereof as may be designated by the Investment Manager in accordance with the Prospectus) for such Portfolio and the cash redemption amount in lieu of shares, if applicable, less any applicable redemption transaction fee. The Custodian will transfer the applicable Portfolio Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable redemption transaction fee) due to the Authorized Participant on redemption shall be effected through the Depository Trust Company (“DTC”) system or through wire transfer in the case of redemptions effected outside of the DTC system.

2.	Section 18. (Additional Portfolios). Section 18 of the Agreement is deleted in its entirety and replaced with the following new Section.

“SECTION 18. ADDITIONAL PORTFOLIOS. All references in this Agreement to a “Portfolio” are to each of the Portfolios listed on Exhibit B hereto, which Exhibit may be amended by the parties from time to time. In the event that the Fund establishes one or more series of Shares in addition to those set forth on Exhibit B with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder and shall be added to Exhibit B.”

3.	Exhibit B (Portfolios) The Agreement is amended to add Exhibit B, which is attached hereto as Annex 1 to this Amendment.

4.

No Other Modifications. Except to the extent amended hereby, the terms of the Agreement shall remain unchanged and unaffected hereby and shall remain in full force and effect to the extent of, and in accordance with, its terms.

5.	Governing Law. This Amendment shall be governed by, subject to and construed under the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

6.	Counterparts. This Amendment may be signed in counterparts, which shall together with the Agreement constitute the original Agreement.

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused to be duly executed this Amendment as of the day and year written above.

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason O’Neill
Name:	Jason O’Neill
Title:	Managing Director

Information Classification: Limited Access

EXHIBIT B

PORTFOLIOS

State Street Aggregate Bond Index Portfolio

State Street Aggregate Bond Index Fund

State Street Balanced Index Fund

State Street Emerging Markets Equity Index Fund

State Street Equity 500 Index II Portfolio

State Street Equity 500 Index Fund

State Street Federal Government Money Market Fund

State Street Federal Treasury Money Market Fund

State Street Federal Treasury Plus Money Market Fund

State Street Global All Cap Equity ex-U.S. Index Portfolio

State Street Global All Cap Equity ex-U.S. Index Fund

State Street Hedged International Developed Equity Index Fund

State Street Income Fund

State Street Institutional Treasury Money Market Fund

State Street Institutional Treasury Plus Money Market Fund

State Street Institutional US Government Money Market Fund

State Street Small/Mid Cap Equity Index Portfolio

State Street Small/Mid Cap Equity Index Fund

State Street Target Retirement Fund

State Street Target Retirement 2025 Fund

State Street Target Retirement 2030 Fund

State Street Target Retirement 2035 Fund

State Street Target Retirement 2040 Fund

State Street Target Retirement 2045 Fund

State Street Target Retirement 2050 Fund

State Street Target Retirement 2055 Fund

State Street Target Retirement 2060 Fund

State Street Target Retirement 2065 Fund

State Street Target Retirement 2070 Fund

State Street Treasury Obligations Money Market Fund

State Street U.S. Core Equity Fund

State Street International Developed Equity Index Fund

State Street® Prime Money Market ETF

Information Classification: Limited Access